UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 27, 2018

EyePoint Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-51122	26-2774444
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

480 Pleasant Street Watertown, MA	02472
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 926-5000

pSivida Corp.

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 27, 2018, pSivida Corp. (the “Company”) entered into an employment agreement with Dario Paggiarino, M.D., the Company’s Vice President, Chief Medical Officer (the “Employment Agreement”). Pursuant to the Employment Agreement, Dr. Paggiarino will receive a base salary of $396,550 per year and will be eligible to receive an annual cash bonus targeted at 35% of his base salary, with the actual amount of the bonus based on Dr. Paggiarino’s performance and the Company’s achievement of performance goals established by the Company’s board of directors.

Pursuant to the Employment Agreement, termination of Dr. Paggiarino’s employment by the Company without “cause,” or by Dr. Paggiarino with “good cause” (as such terms are defined in the Employment Agreement), would require the Company to pay severance to Dr. Paggiarino. Upon any such termination, Dr. Paggiarino would be entitled to receive (i) base salary continuation for a period of 12 months from the date of termination, payable in accordance with the Company’s normal payroll practices, (ii) one times his annual target bonus, payable in equal installments during the period of base salary continuation under clause (i) above, and (iii) provided that Dr. Paggiarino timely elects COBRA continuation coverage for himself and his eligible dependents, a monthly amount that equals the portion of the monthly health premiums paid by the Company on behalf of Dr. Paggiarino and his eligible dependents immediately preceding the date that his employment terminates until the earlier of the last day of the period of Dr. Paggiarino’s base salary continuation or the date that Dr. Paggiarino and his eligible dependents become ineligible for COBRA continuation coverage pursuant to applicable law or plan terms. Additionally, upon any such termination that occurs after a “change of control” (as defined in Dr. Paggiarino’s employment agreement), any unvested portion of Dr. Paggiarino’s options and any unvested restricted shares would vest and the options would become exercisable upon such termination, and such options would remain exercisable until the earlier of (x) one year thereafter (or three months following the date of employment termination in the case of any incentive stock options) and (y) the applicable option expiration date.

Dr. Paggiarino’s right to receive the severance payments and benefits described above under the Employment Agreement is conditioned upon his execution and non-revocation of a separation agreement containing a general release of claims. Dr. Paggiarino’s employment agreement contains certain restrictive covenants, including non-disclosure of confidential information, assignment of rights to intellectual property, a non-competition covenant that runs for 12 months following his termination of employment for any reason, a non-solicitation covenant with respect to certain of the Company’s customers, vendors, suppliers and business partners that runs for 12 months following his termination of employment for any reason and a non-solicitation covenant with respect to the Company’s employees and independent contractors that runs for 12 months following his termination of employment.

The foregoing summary of certain terms of the Employment Agreement is qualified in its entirety by the terms of the Employment Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2018.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On March 28, 2018, the Company filed a certificate of amendment (the “Certificate of Amendment”) to its Certificate of Incorporation (the “Certificate of Incorporation”) to change its name from “pSivida Corp.” to “EyePoint Pharmaceuticals, Inc.” The name change became effective on March 29, 2018. The Company’s Board of Directors also approved an amendment to the Company’s by-laws to reflect the change in the Company’s name.

The name change does not affect the rights of the Company’s security holders. There were no other changes to the Certificate of Incorporation or by-laws in connection with the name change.

On April 2, 2018, the Company’s common stock, which trades on the Nasdaq Global Market, ceased trading under the ticker symbol “PSDV” and commenced trading under the ticker symbol “EYPT”. Along with the ticker change, the Company’s common stock has been assigned a new CUSIP number of 30233G100.

A copy of the Certificate of Amendment effecting the name change, as filed with the Delaware Secretary of State on March 28, 2018, is attached hereto as Exhibit 3.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

3.1	Certificate of Amendment of Certificate of Incorporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EyePoint Pharmaceuticals, Inc.

Date: April 2, 2018	By:	/s/ Nancy Lurker
	Name: Title:	Nancy Lurker President and Chief Executive Officer